Exhibit 99.1

Dana Incorporated Announces Tender Offer for 2021 Notes

Maumee, Ohio, March 21, 2017/PRNewswire/ — Dana Incorporated (NYSE: DAN) (“Dana”) today announced the commencement of a cash tender offer (the “Offer”) for up to $75 million aggregate principal amount of its 5.375% Senior Notes due 2021 (CUSIP No. 235825AC0) (the “Notes”), upon the terms and conditions set forth in the Offer to Purchase dated March 21, 2017.

The Offer is scheduled to expire at 12:00 midnight, New York City time, at the end of April 17, 2017 (unless extended) (the “Expiration Time”).

Holders of Notes (“Holders”) who validly tender their Notes at or prior to 5:00 p.m., New York City time, on April 3, 2017 (the “Early Tender Time”) will be eligible to receive the “Total Consideration” of $1,040.31 per $1,000 principal amount of Notes tendered, which includes the “Early Tender Payment” of $30 per $1,000 of the Notes. Holders who validly tender their Notes after the Early Tender Time but at or before the Expiration Time will be eligible to receive the “Tender Offer Consideration” which is equal to the “Total Consideration” minus the “Early Tender Payment.”

Dana’s obligation to accept for purchase, and to pay for, Notes validly tendered is subject to certain conditions, including the consummation of a new debt financing, the proceeds of which will be used to purchase Notes tendered in the Offer. Dana may waive any of the conditions if they are not satisfied.

Subject to the satisfaction or waiver of certain conditions, Dana reserves the right, following the Early Tender Time, to accept for purchase prior to the final settlement date all Notes validly tendered on or prior to the Early Tender Time (an “Early Settlement Election”). Dana will announce whether it intends to exercise the Early Settlement Election following the Early Tender Time.

If Dana exercises the Early Settlement Election, Dana currently expects the settlement date for Notes tendered at or prior to the Early Tender Time to be promptly after the exercise of the Early Settlement Election. The settlement date for Notes tendered after the Early Tender Time and at or prior to the Expiration Time, and accepted by Dana for purchase in the Offer will occur promptly after the Expiration Time. Notes tendered may be validly withdrawn at any time prior to 5:00 p.m., New York City time, on April 3, 2017, but not thereafter. In addition to the Total Consideration or Tender Offer Consideration, Holders whose Notes are accepted for purchase in the Offer will receive accrued and unpaid interest up to, but not including, the applicable settlement date.

Dana reserves the right, but is under no obligation, to increase the $75 million tender cap at any time, subject to compliance with applicable law.

Citigroup Global Markets Inc. (“Citi”) is acting as sole dealer manager for the Offer. For additional information regarding the terms of the Offer, please contact Citi at (800) 558-3745 (U.S. toll-free) or (212) 723-6106. Requests for documents may be directed to D.F. King & Co., Inc., which is acting as the tender and information agent for the Offer, at (866) 745-0268 (toll-free), (212) 269-5550 (collect for Banks and Brokers) or via email at dan@dfking.com.

None of Dana, the dealer manager or the tender and information agent make any recommendations as to whether Holders should tender their Notes pursuant to the Offer, and no one has been authorized by any of them to make such recommendations. Holders must make their own decisions as to whether to tender their Notes, and, if so, the principal amount of Notes to tender.

This press release does not constitute an offer to purchase or a solicitation of an offer to sell Notes or other securities, nor shall there be any purchase of Notes in any state or jurisdiction in which such offer, solicitation or purchase would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The Offer is being made solely by the Offer to Purchase dated March 21, 2017. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such offering, solicitation or sale would be unlawful. Any offer of concurrently offered securities will be made only by means of an offering memorandum, prospectus and/or prospectus supplement.

Forward-Looking Statements

Certain information contained in this news release are, by their nature, forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements, including the expected settlement for Notes tendered on or prior to the Early Tender Time, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Dana’s Annual Report on Form 10-K, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss important risk factors that could affect our business, results of operations and financial condition. The forward-looking statements in this news release speak only as of this date. Dana does not undertake any obligation to revise or update publicly any forward-looking statement for any reason.

About Dana Incorporated

Dana is a world leader in highly engineered solutions for improving the efficiency, performance, and sustainability of powered vehicles and machinery. Dana supports the passenger vehicle, commercial truck, and off-highway markets, as well as industrial and stationary equipment applications. Founded in 1904, Dana employs approximately 27,000 people in 34 countries on six continents who are committed to delivering long-term value to customers. The company reported sales of more than $5.8 billion in 2016. Forbes Magazine has again selected Dana as one of America’s 100 Most Trustworthy Companies. Based in Maumee, Ohio, the company’s operations were selected as a 2017 “Top Workplace” in Northwest Ohio and Southeast Michigan by The (Toledo) Blade. For more information, please visit dana.com. Information on or accessible through our website does not constitute part of this release.

Investor Contact Craig Barber 419.887.5166 craig.barber@dana.com	Media Contact Jeff Cole 419.887.3535 jeff.cole@dana.com

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